Exhibit 10.6

Einstein Noah Restaurant Group Inc.

2011 Omnibus Incentive Plan

Stock Option Agreement

You have been selected by the Compensation Committee of the Board of Directors of Einstein Noah Restaurant Group Inc., a Delaware corporation (the “Company”) to receive a grant of Stock Options (“Options”) pursuant to the Einstein Noah Restaurant Group Inc. 2011 Omnibus Incentive Plan (the “Plan”) as specified below:

Participant:

Date of Grant:

Number of Options Granted:

Option Price:

Term of Option:

Vesting Schedule: Unless otherwise provided in this Agreement or in the Plan, the Options shall vest according to the following schedule:

Date on Which Options Vest	Number of Options Vested	Cumulative Number of Options Vested

	One-Third	One-Third
	One-Third	Two-Thirds
	One-Third	100%

THIS AGREEMENT, effective as of the Date of Grant set forth above, represents the grant of Options by the Company to the Participant named above, pursuant to the provisions of the Plan which includes additional terms and conditions governing the grant of Options. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan, unless specifically defined in this Agreement.

By acceptance of this Agreement, the Participant acknowledges receipt of the Participant’s Notice of Grant of Options and a copy of the Plan and the prospectus for the Plan.

The parties hereto agree as follows:

1.	Employment With the Company; Forfeiture Restrictions. Except as may otherwise be provided in Sections 5 or 6 of this Agreement, the Options granted hereunder are granted subject to the condition that the Participant remains an employee of the Company from the Date of Grant through (and including) the date on which the Options become vested and are settled pursuant to Sections 2 and 3 of this Agreement and the terms of the Plan.

This grant of Options shall not confer any right to the Participant (or any other Participant) to be granted Options or other Awards in the future under the Plan.

2.	Option Exercise. The method of exercising each Option granted and payment of the exercise price and all applicable withholdings shall be as specified by the Company’s third party administrator. Notice of subsequent changes to the Plan administrator will be forwarded to the Participant pursuant to subparagraph 6(h) below.

3.	Termination of Employment/Option Exercise Period. On and after a Participant’s Termination of Employment, an Option shall not be exercisable except during the Option Exercise Period described below:

(a)	By Disability. If the Termination of Employment is due to the Participant’s disability, then the Options Exercise Period shall be the period ending on the earlier of (i) the one-year anniversary of such Termination of Employment or (ii) the date the Option expires.

(b)	By Death. If the Termination of Employment is due to the Participant’s death or if the Participant’s death occurs during the Option Exercise Period described in paragraph (a) above or during the Option Exercise Period described in paragraph (c) below, then the Option Exercise Period shall be the period ending on the earlier of (i) the one-year anniversary of the Participant’s death or (ii) the date the Option expires.

(c)	By Retirement. For purposes of this Agreement and in accordance with the authority granted to the Compensation Committee in Article 15 of the Einstein Noah Restaurant Group, Inc. 2011 Omnibus Incentive Plan, effective May 3, 2011 (the “Omnibus Plan”), “Retirement” shall mean the occurrence of the cessation of the employment relationship between a Participant and the Corporation or a Subsidiary, as applicable, by reason of the Participant’s retiring from active full-time employment on a date that is on or after the date that the Participant attains the age of 60 years; provided the Participant has at least 5 years of employment service and provided the Participant does not become an employee, director, or consultant with a direct competitor for a minimum of 36 months.

Provided the Participant’s Termination occurs as a result of the Participant’s Retirement, then any Restricted Share Units, Stock Options, Performance Share Units or other long term incentives awarded to the Participant under the Omnibus Plan shall continue to vest (and be paid out) following the Participant’s Termination Date in the normal course for a period of three (3) years extending from the Participant’s Termination Date. Provided further, should the Participant at any time within three (3) years of the Participant’s Termination Date commence work as a director, consultant or employee with a direct competitor of Einstein Noah Restaurant Group or any of its Subsidiaries, any Restricted Share Units, Stock Options, Performance Share Units or other long term incentives awarded under the Omnibus Plan granted to such Participant which have not yet vested shall immediately terminate and become null and void as of the date that the Board determines the Participant has commenced the provision of services and/or become engaged with such a Competitor.

(d)	For Cause. In the event the employment of the Participant with the Company is involuntarily terminated for Cause, all unvested Options and any vested but unexercised Options will be forfeited as of the date of such termination of employment. [unless otherwise defined in a separate agreement between the Participant and the Company.] For purposes of this Agreement, Cause means:

i)	Willful misconduct of the Participant;

ii)	Willful failure to perform the Participant’s duties;

iii)	Conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of nolo contendere to such crime by the Participant; or

iv)	The commission of an act of theft, fraud, dishonesty, or insubordination that is materially detrimental to the Company or any Subsidiary.

(e)	For Any Other Reason. If the Termination of Participant is due to reasons other than the Participant’s Disability, Death, Retirement or Cause, then the Option Exercise Period shall be the period ending on the earlier of (i) the three-month anniversary of such Termination of Participant or (ii) the date the Option expires.

4.	Change in Control. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Control of the Company prior to the Participant’s termination of employment, the Participant shall become immediately fully vested without restriction in all Options granted pursuant to this Agreement and exercisable over the Exercise Period.

5.	Restrictions on Transfer. Unless and until actual shares of stock of the Company are delivered in settlement of an exercise of Options, the Options granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, except as otherwise provided in the Plan.

6.	Beneficiary Designation. The Participant may, from time to time, designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator or legal representative.

7.	Continuation of Employment. This Agreement shall not confer upon the Participant any right to continue employment with the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

8.	Miscellaneous.

(a)

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Compensation Committee may adopt for administration of the Plan. The Compensation Committee shall have the right to impose such restrictions on any Shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. It is expressly understood that the Compensation Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)	The Compensation Committee may terminate, amend, or modify the Plan or this Agreement; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant.

(c)	The Participant agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)	All obligations of the Company under the Plan and this Agreement, with respect to the Options, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(f)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the state of Colorado.

(g)	To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

(h)	Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Participant at the address then on file with the Company, or in either case at such addresses as one party may subsequently furnish to the other party in writing.

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